Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Number 333-196209) on Form S-1 of our reports each dated March 14, 2014 relating to the financial statements of the Teucrium Commodity Trust and the Teucrium Wheat Fund as of December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Teucrium Commodity Trust filed on March 17, 2014, and of our report dated April 3, 2014 relating to the consolidated financial statements of Teucrium Trading, LLC and Subsidiary as of December 31, 2013 and 2012, appearing in the Current Report on Form 8-K filed on April 7, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Walnut Creek, California

June 24, 2014